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                                Amendments to By-laws


    Amendments to the By-laws of Montgomery Ward Holding Corp. adopted by the Board of Directors by unanimous written consent:

    1. Paragraph (a) of Section 1 of Article III of the By-laws of Montgomery Ward Holding Corp. (as amended and restated as of December 29, 1994) is hereby amended and restated to read in its entirety as follows:

         "(a) Except as otherwise provided in the other paragraphs of this Section 1, the total number of directors which shall be elected by the stockholders shall be ten (10), five to be designated by Brennan and five to be designated by GE Capital; PROVIDED, HOWEVER, at such time as Brennan ceases to be the Chairman of the Board and Chief Executive Officer of Ward, Brennan shall cause two of his designees then serving as members of the board of directors to resign effective upon the appointment of a successor Chairman of the Board and Chief Executive Officer of Ward, which such successor shall be entitled to designate two members (including himself) and Brennan thereafter shall be entitled to designate three members of the board of directors."

    2. Section 1 of Article III of the By-laws is hereby amended to add new subparagraphs (d) and (e) to read in their entirety as follows:

         "(d) (x) at such time, if any, as Brennan and his Permitted Transferees collectively shall cease to own, in the aggregate, more than 50% of the Shares which they held on December 1, 1996 and Brennan is no longer Chairman of the Board and Chief Executive Officer of Ward, the number of members of the board of directors which GE Capital shall have the right to designate shall be increased by two and the number of members of the board of directors which Brennan shall have the right to designate shall be reduced by two, and (y) at such time, if any, as Brennan and his Permitted Transferees collectively shall cease to own, in the aggregate, more than 20% of the Shares which they held on December 1, 1996 and Brennan is no longer Chairman of the Board and Chief Executive Officer of Ward, Brennan shall no longer have the right to designate any member of the board of directors and the members that Brennan would have been entitled to designate (after taking into account the number of directors that GE Capital is entitled to designate as a result of the decrease in ownership below the 50% level describe in (x) above) shall be designated by the Chairman of the Board and Chief Executive Officer of Ward.


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         (e)   in the event of Brennan's death or legal incompetence, his rights, if any, to designate directors hereunder shall be exercisable by his Permitted Transferees based on a vote of a majority of the Shares held by such Permitted Transferees."

Paragraphs (d) through (f) of Section 1 of Article III of the By-laws prior to such amendment shall be renumbered such that such paragraph (d) shall be numbered paragraph (f) and so forth.

    3. The lead-in paragraph of Section 10 of Article III of the By-laws is hereby amended and restated in its entirety to read as follows:

         "SECTION 10. CERTAIN SUPERMAJORITY REQUIREMENTS. Any matter requiring action of the board of directors of the corporation shall require the affirmative vote of not less than two-thirds (2/3) of the entire board of directors (i.e., at least two-thirds (2/3) of the number of directorships, regardless of how many directors are then in office). The actions which shall require action by such board of directors shall include, without limitation, the following:"


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    4.   The By-laws are hereby amended to add a new Article X which reads in its entirety as follows:

                                      "ARTICLE X

                     SHARE TRANSFERS SUBJECT TO VOTING AGREEMENTS

         Any Transfer of Shares to any Person shall not be effective until such Person executes a written agreement pursuant to which such Person acknowledges and agrees that the Shares Transferred to it remain subject to all restrictions on Transfer contained in the Stockholders' Agreement and that it is subject to the voting provisions applicable to Brennan immediately prior to the consummation of the Transfer including, without limitation, the provisions contained therein relating to voting for members of the Board of Directors designated by Brennan, GE Capital and the Chairman of the Board and Chief Executive Officer of Ward."


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